UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported):  June 19, 2009

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-27465 (Commission File Number)	26-1469061 (IRS Employer Identification No.)

1413 South Howard Ave., Suite 220
Tampa, FL 33606
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (813) 387- 3310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01   Completion of Disposition of Assets

On June 19, 2009, the registrant, Innovative Software Technologies, Inc., a Delaware corporation (the “Company”), sold all of its shares of capital stock of AcXess Inc., a Florida corporation (“AcXess”), to AcXess and to the following three senior executives of AcXess: Thomas J. Elowson, Helge Solberg, and Raymond Leitz (collectively, the “AcXess Managers”).  The sale was the result of a July 24, 2007 Stock Purchase Agreement (the “Initial Agreement”) that had been entered into by the Company, AcXess and the AcXess Managers and a June 19, 2009 Amendment to Stock Purchase Agreement (the “Amended Agreement”) that was signed and delivered on the date that the sale closed.

The sale also constituted a settlement of allegations by the AcXess Managers that the Company had breached the Initial Agreement by failing to close on the sale within a reasonable time after the July 24, 2007 execution and delivery of the Initial Agreement and the subsequently obtained shareholder approval.  The Initial Agreement was reported in and was Exhibit 4.1 to the Company’s Form 8-K Report, dated and filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 30, 2007 and further reported (including a description of the AcXess business) in the Schedule 14C Definitive Information Statement filed with the SEC on October 12, 2007 with respect to the Company’s shareholder approval of the transaction, as proposed prior to the changes made by the Amended Agreement.

As consideration for the sale of all the outstanding 4,500,000 shares of capital stock of AcXess held by the Company to AcXess and the AcXess Managers, the Company received the following:

(i)	all 4,477,292 shares of the Company’s common stock held by the AcXess Managers;

(ii)	the cancellation of options to purchase 5,978,349 shares of the Company’s common stock held by the AcXess Managers;

(iii)
a Secured Promissory Note (the “Note”) in the principal amount of $500,000, with a three year maturity date, an 8% interest rate, a prepayment discount schedule that allows for gradually decreasing discounts beginning with a maximum prepayment discount of $350,000 if $150,000 is paid within three months of the June 19, 2009 issue date, and a pledge of all of the assets of AcXess as security for the Note, as specified in a separate Security Agreement (Conformed copies of the Note and the Security Agreement are included herewith as Exhibits 4.1 and 4.2.); and

(iv)
a release from AcXess and the AcXess Managers (the “AcXess and the AcXess Managers Release”) of all claims they may have against the Company and its officers, directors, employees, shareholders, affiliates and affiliated companies and for all damages that relate to the Initial Agreement, the transactions contemplated thereby, and any matter relating to AcXess or its business, operations, assets or liabilities.

The above consideration represents a substantial change in the consideration provided in the Initial Agreement.  The Amended Agreement modified the Initial Agreement by (i) eliminating the retention of 984,457 shares of AcXess common stock that represented 21.9% of the 4,500,000 outstanding shares of such stock that the Company sold to AcXess and the AcXess Managers; (ii) substantially changing the Note from the Secured Promissory Note that was involved in the Initial Agreement (the “Initial Note”), including a reduction in the $1,000,000 principal amount of the Initial Note to $500,000, a reduction in the 10% annual interest rate of the Initial Note to 8%, an increase in the two-year maturity date of the Initial Note to a three-year maturity date for the Note, and the addition of a provision in the Note for a prepayment discount schedule (which could be as high as a $350,000 discount for prepayment of $150,000 of principal within three months of the June 19, 2009 issue date); and (iii) eliminating the License Agreement for the licenses from AcXess to the Company and confirming that all licenses (if any) and license agreements or other rights which may have at any time been granted by AcXess to the Company in or with respect to any inventions, patents, patent applications, trademarks, copyrights, know-how, trade secrets or other proprietary or intellectual property rights of AcXess were terminated, made null and void and of no further force or effect.

In view of the threatened litigation by the AcXess Managers and the continuing deterioration of the financial condition of AcXess and the increasing financial obligations of the Company with respect thereto, the Company agreed to the change in terms and conditions represented by the Amended Agreement upon the condition that the AcXess and the AcXess Managers Release be included within the Amended Agreement as a condition of the sale.  In addition, AcXess and the AcXess Managers also required that the Company provide a similar release of AcXess and its officers, directors, employees, shareholders, affiliates and affiliated companies and the AcXess Managers, within the Amended Agreement as a condition of the sale.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Number	Description
2.1	Amendment to Stock Purchase Agreement dated June 19, 2009.
2.2
Stock Purchase Agreement, dated July 24, 2007, is incorporated herein by reference to the copy thereof filed as Exhibit 4.1 to the Form 8-K dated July 30, 2007 and filed with the U.S. Securities and Exchange on July 30, 2007.

4.1	Promissory Note (as provided in Exhibit A to the above June 19, 2009 Amendment)
4.2	Security Agreement (as provided in Exhibit B to the above June 19, 2009 Amendment)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

Date: June 25, 2009	By:	/s/ Robert V. Rudman
Robert V. Rudman
Chief Executive Officer